[BENTHOS LOGO APPEARS HERE]	NEWS RELEASE FOR IMMEDIATE DISTRIBUTION MAY 10, 2005 SUBJECT: FINANCIAL RESULTS

Contact:	Peter Zentz

Corporate Communications Manager

or

Frank Dunne, Vice President, CFO & Treasurer

(508) 563-1000 (508) 563-1000

Benthos Announces Second Quarter and First Half Fiscal 2005 Results

NORTH FALMOUTH, MASSACHUSETTS, MAY 10, 2005 . . . BENTHOS, INC. (NASDAQ: BTHS) today reported financial results for the second quarter and first half of fiscal 2005 ended March 31, 2005. Net sales for the quarter were $5,914,000, an increase of 41.0% from net sales of $4,195,000 in the second quarter of the previous fiscal year. Net income for the quarter was $271,000, or $0.17 per diluted share, compared to a net loss of $36,000, or ($0.03) per share, in the second quarter of fiscal 2004.

Gross profit margin for the second quarter of fiscal 2005 was 42.5% vs. 42.0% in the second quarter of the previous year, and the first half gross profit margin was 41.8% vs. 39.9% in the first half of fiscal year 2004.

Selling, general and administrative expenses for the second quarter of fiscal 2005 were $1,624,000, including approximately $103,000 of expenses related to the Company’s evaluation of its strategic alternatives and expenses related to Sarbanes-Oxley Section 404 compliance.

In the Undersea Systems Division, second quarter 2005 net sales were $4,148,000, a 50.5% increase compared to net sales of $2,757,000 in the same period last year. Net sales in the TapTone Package Inspection Systems Division in the second quarter of fiscal 2005 were $1,766,000, a 22.8% increase over net sales of $1,438,000 in the second quarter of 2004.

For the first half of this year, net sales for the Company were $10,933,000, an increase of 36.4% compared to $8,018,000 in same period of last year. For the first half of fiscal 2005, net sales of Undersea Systems Division products increased by 45.4% to $7,572,000 as compared to $5,208,000 for the same period last year, while TapTone Package Inspection Systems Division net sales increased by 19.6% to $3,361,000 as compared to $2,810,000 in the first half of last year.

Pretax profit in the second quarter of fiscal 2005 was $347,000, up from a loss of $36,000 in the second quarter of the prior year. In the first half of fiscal 2005, pretax profit was $554,000 vs. a loss of $223,000 in the first half of the prior year, an improvement of $777,000.

Net income for the first half of fiscal 2005 was $432,000, or $0.27 per diluted share compared to a net loss of $223,000, or ($0.16) per share, in the first half of fiscal 2004, an improvement of $655,000.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “Growth in both of our divisions has fueled a successful first half for Benthos and we are pleased with these fiscal 2005 year-to-date results. The Undersea Systems Division has been particularly strong with a 45% gain in year-over-year sales for the first six months and virtually all segments of that business are up. This is

ISO	BENTHOS, INC.
9001	49 Edgerton Drive, North Falmouth, Massachusetts 02556-2826 USA
Certified	Telephone: (508) 563-1000 • 1-800 446-1222 • Fax: (508) 563-6444
E-mail: info@benthos.com • www.benthos.com

due in large part to continuing strong sales of our hydrophone products, as well as geophysical, remotely operated vehicles, acoustic, and communications products.”

“Hydrophone sales are up by 132.5% over the first half of last year with large orders received in both the first and second quarters of fiscal 2005. Modem sales are up by 75.1% due to strong demand from commercial and U.S. Navy customers. Geophysical sales are up 35.4% in the same period due, in part, to the shipment of a C3DTM 3-Dimensional Side Scan Sonar system to the Mississippi Department of Fisheries in the most recent quarter. We are continuing to promote this innovative system to potential users and having systems in the field is a great aid in this effort.”

“Also included in the sales for the second quarter were five Stingray Remotely Operated Vehicle systems for the Canada Border Services Agency. These systems join the five systems already in use throughout Canada that were shipped last year and have been highly successful in port and harbor security operations, including drug seizures.”

“The TapTone Package Inspection Systems Division has grown by nearly 20% over the first half of last year. Sales to beverage processors are strong as the demand for leak detection in plastic containers increases. Now, many of the major players in the food, beverage, dairy and industrial chemical industries are turning to TapTone to increase the integrity of their products in plastic containers. TapTone’s expansion in recent years into x-ray fill level inspection will also aid future growth of the Package Inspection Systems Division.”

Marsiglio concluded, “We are focused on profitable growth and are pleased with the 36.4% sales increase for the first half of fiscal 2005. While we are still cautious about the timing of large orders, market conditions, and sales to major customers, the third quarter is off to a good start and we anticipate a further strengthening of the Company in the second half of fiscal 2005.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol “BTHS”. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are “forward-looking statements” within the meaning of the Federal Securities Laws. Forward-looking statements are based on management’s current assumptions and expectations, which are inherently subject to risks and uncertainties and are difficult to predict. Actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing, regulatory changes and other factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company undertakes no obligation to publicly review or update any forward-looking information, whether as a result of future developments, newly acquired information or other matters.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2005	September 30, 2004
Assets
Current Assets:
Cash and Cash Equivalents	$1,108	$241
Accounts Receivable, Net	2,935	3,565
Inventories	3,469	3,149
Prepaid Expenses and Other Current Assets	124	168

Total Current Assets	7,636	7,123
Property, Plant and Equipment, Net	1,181	1,189
Goodwill	576	576
Acquired Intangible Assets, Net	98	218
Other Assets, Net	29	35

	$9,520	$9,141

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$279	$279
Accounts Payable	1,404	1,217
Accrued Expenses	1,325	1,558
Customer Deposits	353	302

Total Current Liabilities	3,361	3,356

Long-Term Debt, Net of Current Portion	116	256

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value – Authorized – 7,500 Shares Issued – 1,679 and 1,665 Shares at March 31, 2005 and September 30, 2004, respectively	112	111
Capital in Excess of Par Value	1,729	1,648
Retained Earnings	4,833	4,401
Treasury Stock, at cost – 270 shares at March 31, 2005 and September 30, 2004	(631)	(631)

Total Stockholders’ Investment	6,043	5,529

	$9,520	$9,141

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Product Sales	$5,403	$3,642	$9,832	$7,034
Services	511	553	1,101	984

Total Net Sales	5,914	4,195	10,933	8,018
Cost of Product Sales	3,139	2,070	5,762	4,260
Cost of Services	259	364	605	555

Gross Profit	2,516	1,761	4,566	3,203
Selling, General & Administrative Expenses	1,624	1,298	2,922	2,481
Research and Development Expenses	479	424	956	794
Amortization of Acquired Intangibles	59	59	119	119

Income (Loss) from Operations	354	(20)	569	(191)
Interest Expense	(7)	(16)	(15)	(32)

Income (Loss) before Income Taxes	347	(36)	554	(223)
Provision for Income Taxes	76	—	122	—

Net Income (Loss)	$271	$(36)	$432	$(223)

Basic Earnings (Loss) Per Share	$0.19	$(0.03)	$0.31	$(0.16)

Diluted Earnings (Loss) Per Share	$0.17	$(0.03)	$0.27	$(0.16)

Weighted Average Number of Shares Outstanding	1,404	1,383	1,401	1,383

Weighted Average Number of Shares Outstanding, Assuming Dilution	1,616	1,383	1,607	1,383